EXHIBIT 99.1
TRANSCRIPT
CORPORATE PARTICIPANTS
Howard Hochhauser
Martha Stuart Living Omnimedia — CFO
Susan Lyne
Martha Stuart Omnimedia — CEO & President
CONFERENCE CALL PARTICIPANTS
Lisa Monaco
Morgan Stanley Dean Witter — Analyst
John Klim
Credit Suisse — Analyst
Robert Routh
Jefferies & Co — Analyst
Michael Meltz
Bear, Sterns — Analyst
PRESENTATION
Operator
Good morning, and welcome to the Martha Stewart Living Omnimedia third quarter 2006 earnings conference call and webcast. [OPERATOR INSTRUCTIONS] At this time it is my pleasure to introduce Howard Hochhauser, Chief Financial Officer of Martha Stewart Living Omnimedia. Sir, you may begin when ready.
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
Thank you very much and good morning, everyone. Welcome to our conference call to review third quarter 2006 results. Susan Lyne, our President and CEO will speak about some of our recent initiatives, and I will talk about our recent performance and our guidance for the fourth quarter of 2006. Our prepared remarks will take about 20 minutes and then we’ll open it up for your questions.
Before I turn the call over to Susan, I’ll remind that you that our discussions will contain forward-looking statements which are made pursuant to the Private Securities and Litigation Reform Act of 1995 as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. Now let me turn things over to Susan.
Susan Lyne - Martha Stewart Living Omnimedia — CEO & President
Thank you, Howard, and thanks to all of you for joining us on our third quarter earnings conference call and webcast. I am delighted to be able to share the results of what has been another successful quarter for us, with excellent year-over-year numbers in this important building year for the company. Revenues grew 48% to $61.1 million, that is against $41.3 million for third quarter ‘05, driven by a strong performance in publishing and significantly improved year-over-year figures for all business segments. I am pleased to report that we came in ahead of our third quarter guidance and expect our full-year revenues to come in at the high end of our previous forecasts.
2006 has been a transitional year for the company, a year of turnaround and resurgence in our core business, but just as importantly, of investing in new businesses that will drive results next year and into the future. On our last earnings call we detailed the many new merchandising initiatives we have embarked on, all part of a strategic move to diversify our product lines and broaden our distribution channels. We will continue to pursue this strategy going forward, but our watchword this quarter was “execution.” We are running on all cylinders right now as we prepare our new product lines, new content areas, and our very promising internet re-launch. We have set a very high bar for these upcoming ventures to ensure that we deliver on our brand promise with each and every launch.
I want to talk about the company on a segment-by-segment basis beginning with our publishing division, which has been a significant growth driver this year. Earlier this month, Martha Stewart Living topped Media Week and Ad Week ‘s first ever “Brand Blazers” list honoring the top 10 magazines to cultivate new revenue streams by extending the core brand. Living continued to register strong growth in advertising revenue, generating a 38.8% increase in ad pages and a 73% increase in ad revenues.
Everyday Food had a phenomenal quarter, an 81.7% increase in pages and 142% increase in revenue. Body and Soul upped its rate base for the second time this year, from 350,000 to 400,000, ad revenue was up 48% and the magazine attracted new blue chip advertisers including Donna Karan, Procter & Gamble, Lincoln Mercury and Ford. We anticipate strong growth in ad pages to continue through the fourth quarter. I’m particularly pleased to report that as a result of the gains at Everyday Food, we now expect the title to be profitable this year — a year ahead of schedule and only three years after our September 2003 launch.
We recently shipped Martha Stewart’s Homekeeping Handbook, a 700 page encyclopedia of caring for your home. This book has been 15 years in the making. Actually Martha says she’s been working on it her entire adult life. The fact that Clarkson Potter is launching the first book with a first printing of 500,000 reinforces our belief that this will be a must-have title for every household.
This quarter also marked the publication of a second issue of Blueprint, our newest magazine aimed at women aged 25 to 45. We again comfortably, met our rate base guarantee of 250,000. We expect to raise that rate base to 350,000 in ‘07 when we will publish six issues of Blueprint. Advertisers have embraced the magazine. The latest issue showcased a full spectrum of categories including fashion, beauty, home furnishings, automotive, travel and food and beverages.
We feel very confident about this new magazine both in terms of its clear editorial voice and its prospects as a go-to lifestyle title for a younger generation of women. And we’re not alone. Media Industry Newsletter named Blueprint one of the hottest launches of the year and honored Sally Preston as one of their Launch People of the Year. And, yes, Launch People of the Year is actually what they called this honor.
The success of our publishing team even rubbed off on me with Advertising Age naming me Executive of the Year — one of many perks of having talented people working for you. You will note that the segment came in modestly below guidance. This was due to some costs associated with our September 30 Good Things event celebrating the 15th anniversary of Martha Stewart Living. While the event was highly successful with customers as well as advertisers, it proved to be a bigger investment than we anticipated.
Our broadcasting business also registered impressive growth driven by revenue from our hour-long syndicated daily television show and the Martha Stewart Living radio channel on Sirius radio. The Martha Stewart Show began its second season last month and yesterday was renewed by NBC’s O&Os for a third season. Ratings are on track with our expectations and up-front advertising sales were strong. This is a very advertiser-friendly show and integrations are coming in ahead of plan. To further monetize the show and serve viewers who cannot watch it live, we are now making it available for next day viewing on MarthaStewart.com. The Martha Stewart Show continues to drive consumer demand for our products and to drive readers and users to our magazines and Internet sites.
In fact, I can’t overstate the power of The Martha Stewart Show as a marketing tool for our business. The season launched with a special sweepstakes that culminated to the give away of a KB Home in one of our Martha Stewart communities. Viewers could enter the sweepstakes either through our website or their local affiliate’s using daily clues from the show. The contest caused an overwhelming spike in traffic to MarthaStewart.com. By the end of the promotion we had logged nearly 24 million entries.
I should note that our Everyday Food show on PBS is also thriving. The show is now sold out for the third season that launches in January. As part of a company wide strategy to enhance our presence on the web, we recently entered into a nonexclusive deal with Google to offer a broad selection of our video on their sites. We will share revenue on ads they sell. It goes without saying that this additional exposure should also serve as a promotional tool for the show.

On to merchandising. This quarter we announced an agreement with the Lowe’s Companies Inc. to offer Martha Stewart Colors, a new interior and exterior paint color program. Martha Stewart Colors will be introduced at Lowe’s 1275 stores nationwide in early 2007. This new agreement is an important building block in the strategic expansion of our merchandising business across three key categories: home decorating, including our forthcoming Martha Stewart Collection at Macy’s; home building with KB Home; and now home improvement.
We will continue to add to the home improvement line with floor coverings, lighting fixtures, bathroom fixtures, kitchen cabinets and closet organizers and expect the full collection to debut late next year, initially in KB Studios nationwide. As is the case with all our licensing deals, we will have no inventory or capital costs. Our principal investment is in our design staff, which we have been expanding to meet the needs of our new product line including our Martha Stewart Collection at Macy’s as well as Martha Stewart branded area rugs with Safavieh, carpet tiles with FLOR, and lighting and ceiling fans with Quality Home Brands.
Our existing product lines with KMart and our furniture collections with Bernhardt remain significant contributors to our revenue stream and continue to be singled out for excellence. The Martha Stewart Signature Furniture collection received 4 nominations and won 2 awards at the 2006 American Society of Furniture Designers Pinnacle Awards. We were the only nominee with two wins at the awards ceremony earlier this month.
Our last earnings call coincided with the grand opening of our second Martha Stewart KB Home community. In a softening real estate market, these beautiful, well-designed, and relatively affordable Martha Stewart brand of homes continues to attract value-conscious home buyers. KB Homes CEO Bruce Karatz noted in the most recent edition of Business Week that the first 300 homes offered for sale were snapped up by buyers. The next two sites in Katy, Texas and Perris, California will launch in early 2007 and we expect this initiative to continue to generate substantial revenues for our company as we roll out additional communities.
The Internet is an increasingly important segment for us, and we continue to operate on dual tracks this quarter: maximizing the value of our current site while investing in a new, richer, more functional and user-friendly site to launch first quarter ‘07. We made several key hires in marketing and advertising this quarter and put in place new systems that allow us to track inventory and revenue. That investment is already paying off as we are virtually sold out of fourth quarter inventory.
On an earlier call we outlined an Internet strategy that included migrating our assets across the web. In addition to the Google video deal this quarter we also forged a new content relationship with Yahoo! Lifestyle. This will bring a new revenue stream to this segment which is a good thing in and of itself, but with links on every page of content we also expect it to be a traffic driver to our website. This month we are also launching a new search engine that will vastly improve our site search while also offering up edited web results. Culled from thousands of sites, these are our experts’ most trusted sources online.
Earlier this month, we launched our new line of Martha Stewart branded digital photo products in collaboration with Kodak, beginning with a large selection of holiday cards.There is really nothing else on the market like these stylish easy-to-create products. I have already ordered four sample versions of my Christmas card and if I can do this, believe me, anyone can. The non-print digital photo market is still nascent, but it is expected to grow two, threefold next year. We’ll continue to expand our offerings throughout November, adding photo books, calendars, stickers, mailing labels and gifts, and new categories in the next quarter and throughout 2007.
I’m going to segue from the Internet for just a minute to note that we’re making tremendous progress on our offline crafts assortment as well. Martha Stewart Crafts will launch in April with about 37 linear feet in each of Michaels’ 900 plus stores nationwide, then roll out to independents several months later. We have noted that crafts is a $30 billion business in this country and there is currently no national brand. We are about to change that.
We will continue pursuing new initiatives including further distribution of Martha Stewart assets across the web and digital devices as well as developing new tools and templates as we prepare for the re-launch of our website. We have set our sights high and feel confident that the internet represents an enormous upside for the company.
With 90 million women online and deeply underserved in the lifestyle arena, this company is extraordinarily well-positioned to be a significant and innovative presence in the digital realm. Now I will turn the call back to Howard to walk you through a more detailed financial review and our guidance for Q4 and the year.
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO

Thank you, Susan. As Susan stated, this was an excellent quarter for us as our business continued to strengthen. Total revenue in the quarter rose 48%, or $19.7 million to $61.1 million. While our operating loss improved $19 million to $7.9 million and our adjusted EBITDA loss improved $8.9 million to $2.6 million. Excluding the benefit from our resolution with a former licensed merchandising licensee, our EBITDA loss would have been $5.1 million ahead of our guidance of a loss in the range of $5.5 to $6.5 million.
I’d like to touch on some of the financial highlights for the third quarter. In publishing, advertising pages in Martha Stewart Living increased approximately 39% and advertising pages at Everyday Food increased 81%, with advertising revenue increasing ahead of page growth at those magazines. Publishing also benefited from improvements at Body and Soul magazine where advertising revenue grew 47%. The quarter included an investment in Blueprint of approximately $1.2 million.
In broadcasting, our results include both the Martha Stewart Show and our Martha Stewart Living radio channel on Sirius Satellite Radio. In merchandising, comp store sales of our product at K-Mart decreased 7.2% in the period, while year-to-date sales are down about 3.4%. Our Internet segment reflects advertising revenue of $1.5 million relative to $400,000 in the prior year quarter. Results also include revenue related to our Kodak agreement for online photo products, along with improved results from our flower business.
We continue to invest in our internet segment and advance our re-launch in Q1 2007. Corporate expenses decreased largely due to the absence of expenses that occurred in the prior year quarter, which consisted of higher levels of non-cash compensation, principally related to the vesting of certain warrants granted in connection with the airing of The Apprentice. In the third quarter the charge related to stock-based compensation was $3.0 million compared to $13.3 million in the prior-year period. After paying a special one-time dividend in the amount of $27 million, we finished the quarter with $84 million in cash and short-term investments.
Turning to the fourth quarter, please factor for continued meaningful year-over-year improvements. This will incur despite our spending on new initiatives. Given the renewed vitality of the business we believe that it is important to invest in the long term, and we are executing on new initiatives in publishing, merchandising and internet. In particular, we may invest some of the gains from the third quarter in direct marketing initiatives which would otherwise have been spent in 2007. We also remain active in seeking prudent acquisitions for the company.
Let me now provide you with fourth quarter guidance on both a consolidated and segments basis. On a consolidated basis we’re expecting fourth quarter revenue in the range of $91 to $95 million, operating income in the range of $10 to $11 million and adjusted EBITDA in the range of $16.5 to $17.5 million.
On a segment basis, our guidance is the following. For publishing, fourth quarter revenues are expected to be in the range of $42 to $44 million while adjusted EBITDA loss is expected to be $1.0 to $1.5 million, including a one $1.5 to $2 million investment in Blueprint. Recall that Q4 ‘05 included revenue and EBITDA related to our book business, of approximately $2.5 and $2 million respectively and included revenue from our kids magazine. Broadcasting revenues are expected to be $9 to $10 million and adjusted EBITDA loss for the quarter will approximate $0.5 million which includes certain nonrecurring employee costs.
Merchandising revenues for the quarter are expected to approximate $35 million while adjusted EBITDA will be in the range of $29 to $29.5 million. Our expenses will be about $1 million higher year-over-year as we invest in staff to support some of our new initiatives including our Martha Stewart collection for Macy’s. We expect Internet revenues to be $5 to $6 million for the quarter, with an adjusted EBITDA roughly flat with prior year as we continue to invest in people and technology in preparation for the re-launch of our MarthaStewart.com website in early 2007. Corporate expenses will be approximately $10.5 million.
With this, our full year guidance for 2006 equates to the following. We now expect to report our full-year revenue at the high end of our prior guidance of $270 to $280 million, we expect to report full year operating loss in the range of $6.5 million to $7.5 million with adjusted EBITDA in the range of $14.5 to $15.5 million, up from our initial full year adjusted EBITDA guidance of $10 to $12 million, which we subsequently increased to $12 to $14 million. And to give this updated guidance some context we note that since providing our initial adjusted EBITDA guidance in February we have increased our investment spending in the following ways. Increased spending in Blueprint by $1 million to $1.5 million, bringing the total to $6 to $7 million.
Added $1 million of costs to support the launch of Macy’s, among other programs, and modestly increased our investment in the Internet business to $4 million. Finally, we’ve added approximately $0.5 million in marketing costs to support the launch of season two of the Martha Stewart show. So we believe strongly in reinvesting in our business for future growth. Even with all these investments we remain on track in our commitment to deliver free cash flow in 2006 excluding any settlement payments. This concludes the formal part of our presentation. I would now like to turn the call back to the conference call operator.

QUESTION AND ANSWER
Operator
Thank you. [OPERATOR INSTRUCTIONS] Our first question is coming from Lisa Monaco with Morgan Stanley. Please go ahead.
Lisa Monaco - Morgan Stanley Dean Witter — Analyst
Hi, Howard. Could you just clarify the adjusted EBITDA guidance for the year of $14.5 to $15.5 million?
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
Yes.
Lisa Monaco - Morgan Stanley Dean Witter — Analyst
I assume that includes the $2.5 million one-time benefit in retail.
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
That does.
Lisa Monaco - Morgan Stanley Dean Witter — Analyst
Okay, so it’s —
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
We are going to take part of that benefit and we may increase the Blueprint investment from $6 to $7 million. There is some directing marketing we need to do next year so we are considering accelerating investment which effectively accelerates the return.
Lisa Monaco - Morgan Stanley Dean Witter — Analyst
Okay. And then just you nudged revenue guidance higher and I assume that assumes— includes the $3 million one-time retail benefit as well. But excluding that, where would you say you’re seeing upside in terms of revenues relative to your expectation. Or the greatest amount of upside?
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO

Lisa, I think the publishing business is doing phenomenally well. You know, Susan gave out the revenue numbers, so Living up 70% plus and Everyday Food up 140% plus in ad revenue are pretty strong numbers and then looking to the fourth quarter, while our min pages look modestly low I will just remind you that last year we had a 25 page insert that we are overcoming. So our fourth quarter Living pages for min purposes will increase 5% but revenue is an increase of about 25% and Everyday Food you have the same thing. You are going to see a growth in pages —or rather in revenue ahead of pages.
Lisa Monaco - Morgan Stanley Dean Witter — Analyst
Okay. And then just looking at out to ‘07, how should we think about your investment spending, and how we should think about margin for next year? Can we assume that, you know, we should see some improvement in profitability? How do you balance the investment spending versus any upside or profit growth in the company overall, specifically publishing?
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
Yes, talking about publishing, you know we’re going to see continued ad revenue growth ahead of the industry. We are going to have rate base increases at Living, Everyday Food and Body and Soul. So you will have rate base increases, you will have rate increases and page increases. So you can expect to see the high teens revenue increase.
With respect to investment, the only real investment next year is in Blueprint, and we have not given that a number yet but Everyday Food with — at this stage was in the north of $10 million investment level. So you can expect that. And the other point that — benefit from next year is the book business which you will see some new announcements.
Lisa Monaco - Morgan Stanley Dean Witter — Analyst
Okay. And then just two other questions.
Susan Lyne - Martha Stewart Living Omnimedia — CEO & President
The other thing I would note here on our merchandising business, we have had to ramp up a lot of additional staff in order to be able to design 1400 product skews for Macy’s and close to 1000 product skews for Crafts and the Kodak program and many of these programs we will not begin to see revenues on until second half of ‘07. But they are significant revenues, so we will begin seeing the upside from that investment next year.
And on the internet side, again, we have made a significant investment this year and still managed to keep that a pretty flat business. But we do see a big, big revenue upside there next year. On the merchandising side, we are still looking at about a 70% margin on that business.
Lisa Monaco - Morgan Stanley Dean Witter — Analyst
Okay. And then in terms of retail in the first half of the year, should we see that some of the investment spending picks up in anticipation of the launch of the program?
Susan Lyne - Martha Stewart Living Omnimedia — CEO & President
Not pickup. We have made the hires for those programs. So it will remain pretty stable from here on out.
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO

You will see the benefit of each success, the craft program launches in the first quarter so you will see the benefit of that. The wholesale load in retail will launch in the second quarter. So you will see some benefit the first half. Second half of the year you will benefit from Macy’s.
Lisa Monaco - Morgan Stanley Dean Witter — Analyst
Okay. And then just two unrelated questions. What do you expect the cash balance to be at the end of the year after the litigation expense? And then can you just elaborate in the— I think you said the same-store sales that came out were down about 7%? Thanks.
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
Yes, so our year end cash balance prior to the settlement is $70, $75 million, the company’s portion of the settlement will be about $15 million which may be a mix of cash and stock. So it’s $15 million of value. It depends upon how it’s paid out. And with respect to — you know and Susan raised a good point. Right after year end where we see the true up payment from KMart, which may approximate $30 million this year so you’ll see an increase in our cash balance at end of the Q1. And, I’m sorry, your other question was KMart sales?
Lisa Monaco - Morgan Stanley Dean Witter — Analyst
K-Mart sales, yes.
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
And areas of weakness, was that generally the question?
Lisa Monaco - Morgan Stanley Dean Witter — Analyst
Yes.
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
So we have seen some softness in soft home, in particular. Other categories, you know, for the year-to-date period, garden is actually up, as is housewares, so two to three categories are up and there’s some softness in soft home. We are actually going to refresh certain of those product categories.
Lisa Monaco - Morgan Stanley Dean Witter — Analyst
Okay, thank you.
Operator
Thank you. Our next question is coming from William Drewry with Credit Suisse. Please go ahead.

John Klim - Credit Suisse — Analyst
Good morning. It’s John Klim for Bill Drewry. Your internet revenues are starting to really become a meaningful part of the equation here. Susan, given your background in TV we’d like your thoughts on the potential for online video as it pertains to revenues over the next 3 to 5 years, call it.
And then, just another top level question, could you talk a bit about your strategy for growing the business over the near term? What business segment do you view — do you believe represents the greatest opportunities, and then could you touch of your strategy of building versus buying assets? Thanks very much.
Susan Lyne - Martha Stewart Living Omnimedia — CEO & President
Sure. Let me take the first one. If we knew what the ultimate potential of video was online, I think we would be hailed throughout the industry, I don’t think anybody knows what the ultimate upside is, although it is clearly driving an enormous amount of new internet traffic right now. So it’s an area we need to be in.
We have an enormous amount of video and it’s almost all evergreen and easily slice-and-diceable so we will be rolling out more programs like that Google program over the next period of time. Look, the — there is one clear business model that is working for internet companies right now, and that’s an ad-based content business, and in order to fully participate in that we really had to invest in a new site.
As I think a lot of you know, our internet site was built for e-commerce. It was the internet portion of our catalog business. So it is very unwieldy for the kinds of things we want to do now. But we have a phenomenal site redesign. I think everybody at the company is really excited about it, extremely user-friendly, very, very robust search results. We have been doing a lot of testing with it recently. And after we get through this first launch, we will be working hard on personalization, community, things that again we believe are particularly valuable to our audience.
We have a number of different communities of enthusiasts who are part of the Martha Stewart customer base. Crafters, people planning weddings, new moms. You know, people looking for Halloween costumes, cooks, people who entertain, gardeners, you name it. And we have enough rich media — print, video, photography, how-to instructions, patterns — to be able to serve up an enormous amount of valuable material. And then allow people to talk to each other and to share their own information.
When you see the Homekeeping Handbook, you’re going to understand how valuable that can be online as well. I mean, it is just — there is nothing about the home that is not covered in this book. And I think that is going to again be an enormously popular valuable site for people.
So we are — look, we have looked long and hard at the lifestyle offerings that exist on the web right now, and they are either very focused on one area, like weddings, or they are just not very rich, and so given those factors, and the fact that there are 90 million women online now, we think there is a huge opportunity for us. Was there a third question you had for me? Acquisitions. Ah.
John Klim - Credit Suisse — Analyst
And then building versus buying.
Susan Lyne - Martha Stewart Living Omnimedia — CEO & President
Yep, yep, yep. We’ve had a lot of success building. Everyday Food is a great example of that. This is a magazine that we launched three years ago and is now profitable. That is almost unheard of. This company I think is extremely good at creating new products, new businesses.
That said, we are keeping our eyes increasingly open for potential acquisitions. But they have got to be priced right. So we are trying to be proactive here, and to look at a lot of companies that could be interesting content plays for us or undervalued brands that might exist out there that could allow us to Omnimedia something new. It’s not something we feel we need at this point, but if the opportunity is right, we will do it.

John Klim - Credit Suisse — Analyst
Great, thanks very much.
Operator
Thank you. Our next question is coming from Robert Routh with Jefferies, please go ahead.
Robert Routh - Jefferies & Co — Analyst
Yes, good morning, a few quick questions. First, when it comes to the KB Homes deal that you have, it’s obvious you have been successful so far, one of the concerns certain investors have is how far you can stretch it. And I was just curious if you could give us a sense as to how many communities you think you can — you plan on doing with KB?
Susan Lyne - Martha Stewart Living Omnimedia — CEO & President
You know, I don’t think we know the answer to that yet. We have, in our planning we have been relatively conservative looking at maybe adding another 6 communities next year. 6 to 8 communities next year. And a similar number the following year. I think that given the success of the program, KB would like to ramp it up. But we need to find the right communities, the right sites.
They have to work for our brand ultimately. It is an interesting moment for this kind of business. I think KB was actually quite prescient in understanding that the market was beginning to soften and that they were going to need to find differentiators in order to really begin or continue to sell in this current climate. But we’ll have a lot more visibility on that next year. I think you can assume we’ll do 6 or 8 more communities next year.
Robert Routh - Jefferies & Co — Analyst
Okay, great.
Susan Lyne - Martha Stewart Living Omnimedia — CEO & President
And with each of these, too, the thing to remember is that there is a multiplier effect because really you are selling stages in these developments. They will sell a hundred homes and then back away from selling, and build. And then they might release another 80 homes four months later. So I think for planning purposes, they look at selling anywhere from 150 to — or let’s say 100 to 200 homes per development per year. So for our Cary development, ultimately that will be 650 homes. Our Atlanta development will be 800 homes. So they are gifts that keep on giving.
Robert Routh - Jefferies & Co — Analyst
Okay, great. And then just two more questions. First I was wondering if you could comment on the Lowe’s deal for paint. And whether or not that deal could possibly be expanded going forward for other products that Martha Stewart brands has been creating and will create in the future? And second, I was wondering if you could comment a little bit on how the company is focusing not only on the existing demographic but how they are really kind of expanding that demographic to take into account, you know, a much younger audience as well as the older audience so that it’s kind of more of a I guess more popular of a brand to everyone as opposed to what some people think?

Susan Lyne - Martha Stewart Living Omnimedia — CEO & President
Sure. Look, one of the reasons we decided to launch our paint business with Lowe’s is that they are just such a great retailer and we would certainly like to expand our presence there. Right now, we are very focused on launching this paint program. I know they are as excited about it as we are. It is a whole new palette and really extraordinarily beautiful. But 60% of all paint sales now take place at either Lowe’s or Home Depot. So we want to be where people shop. It is one of the things that has come back to us over and over again in our research that when people are not buying our products, it is because they say they are not available where they shop. So, yes, rolling out a larger presence at Lowe’s is certainly in our sights.
On the demographic side, one of the interesting things about this company — if you come up here, we are about 700 strong now — is that it is filled with young people. It is our company demographic is probably 25 to 35 for the most part. Extremely talented, young people who want to work in a creative atmosphere. And really a lot of the push for us to start Blueprint came from that group. They are just as interested in entertaining and crafting as their older colleagues are on my end of the spectrum. So it is their voice you see in Blueprint.
There’s a big demographic out there that we know is actually interested in much of what we do. The Weddings magazine obviously is a younger demographic already. So this is a way for us to hold on to that customer after she gets married and to kind of walk her through another life stage before she hits Everyday Food and Martha Stewart Living.
Robert Routh - Jefferies & Co — Analyst
Okay, great. And just one final question. What does the paint deal do to your deal with Sherwin Williams?
Susan Lyne - Martha Stewart Living Omnimedia — CEO & President
It replaces it.
Robert Routh - Jefferies & Co — Analyst
Okay, it replaces it. Thank you very much.
Operator
Thank you. [OPERATOR INSTRUCTIONS] Our next question is coming from Michael Meltz with Bear Stearns. Please go ahead.
Michael Meltz - Bear Stearns — Analyst
Hi, thank you. Howard, I didn’t hear or maybe I just didn’t write it down properly. Can you tell us at the publishing group, what was the MSL advertising and circ performance and what was total publishing advertising and circ performance in the quarter? And then you ran through something about things that will bolster ‘07 growth and you snuck in there there’s a rate-based hike at a few of the titles. Can you give us a little bit more clarity on that? And then I have a follow-up.
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO

Yes, so let us talk about ad revenue first. Consolidated ad revenue is up 75%, MSL up 73% and Everyday Food up 140%. Circ revenue — subscription revenue at MSL is actually down, we are trying to manage the bonus a little better. Newsstand revenues is up. So on a consolidated basis total circulation revenue is actually flat for the period. Now let us jump to next year —
Michael Meltz - Bear Stearns — Analyst
That is for MSL or that is for the group?
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
I am saying for the group total circ revenue is potentially flat.
Michael Meltz - Bear Stearns — Analyst
And MSL went down.
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
Offset by increases potentially flat.
Michael Meltz - Bear Stearns — Analyst
It went down.
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
With sub revenue coming in, offset by some increases in newsstand revenue. I would also just remind you last year we had a Kids issue. And then let us jump to next year. So next year you are going to see a rate base increase of about 50,000 which is about 3%, at MSL from 1.90 to 1.950.
Michael Meltz - Bear Stearns — Analyst
In January 1.
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
Yes, January 1. And then you are going to see an Everyday Food increase from 850 to 875.
Michael Meltz - Bear Stearns — Analyst
Also January 1?

Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
Also January 1. And then you just have your open rate increases of about 5% and then you have your page increases.
Michael Meltz - Bear Stearns — Analyst
So you are saying pricing up 8% at MSL with 3%—
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
We’ll go to the street with pricing up 8%. You’re not going to realize all of that, but that’s what we’ll go to the street with.
Michael Meltz - Bear Stearns — Analyst
Okay. And then — thank you for that. And then your — can you talk a little bit about, you mentioned the publishing trends — MSL trends in the quarter, and the comp issue that you have with the inserts last year. Can you just talk a little bit though about now, issue December I think is probably closes. You are selling into January. What are you seeing out there as you look forward?
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
Let me go back to the December comments just because it’s relevant. So our pages now are roughly 25% of what they were in our peak periods.
Susan Lyne - Martha Stewart Living Omnimedia — CEO & President
75%
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
Sorry 75%, 25% off. They’re 75% of what they were in the peak period, and you know the revenue is growing a lot faster than the page growth. With respect to the market, it is strong. I think the market was down the past — the overall magazine market was down the past few months. We were up and what we’re seeing is a lot of lack of visibility. So the lead times have been tightened but nonetheless we’re still getting the pages.
Susan Lyne - Martha Stewart Living Omnimedia — CEO & President
Is your question, Michael, whether we think the growth at Living is petering out? Because if that is the case, then the answer is no. We still believe, we are not — we are not anticipating single-digit growth next year. We are anticipating a good double-digit growth at Living and certainly wildly outperforming the market as a whole.
Michael Meltz - Bear Stearns — Analyst
Okay, good. And then secondly, or my follow-up is can you talk about at the TV for the Martha television show, just give us some rate data on the ratings performance and what the expectation is going forwards?

Susan Lyne - Martha Stewart Living Omnimedia — CEO & President
We are essentially meeting our expectations, our planning for the current season. Our household number this past week was a 1.4. We think that will ramp up some as we get into these heavy holiday periods, as it always has in past years. But it has been pretty stable there, and I think that it is clearly working for the NBC O&Os as it is for us.
At that 1.4 number. You know, if you look at the four shows that launched this year, four new shows, three of them will absolutely not be coming back. The Rachel Ray show is doing very nicely, but a stable show that has a good strong core audience and that is very advertiser-friendly, definitely has a place in the daytime market.
Michael Meltz - Bear Stearns — Analyst
And just to clarify those, so the — what is the year-over-year comparison on ratings?
Susan Lyne - Martha Stewart Living Omnimedia — CEO & President
I believe that last year we were a 1.6 or a 1.7. We ended the season around a 1.4, so it is closer to what we were in May than in September, October.
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
The demos have improved relative to last year. So it is not a direct tie-in to our revenue.
Michael Meltz - Bear Stearns — Analyst
Okay. And last question, I know it is still early but the Kodak deal, you seem pretty excited about. Can you just talk about how that is performing thus far?
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
Let me just jump in before you get to Kodak. On the show. We have had our integrations, last year we did for the full season about $1 million of integration, I think we will do that this fourth quarter alone. So last year we got out of the gate a little late selling some of the inventory.
Michael Meltz - Bear Stearns — Analyst
Does that show up in TV or is that in publishing, the integration.
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
That’s TV. TV sells it, it is on the TV show, it’s all TV revenue. We also were sold out of the PBS show, and that will throw off between $0.5 million to $1 million in profit this year.

Michael Meltz - Bear Stearns — Analyst
Okay, sorry. And then—
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
And I will kick it back to Susan for Kodak.
Susan Lyne - Martha Stewart Living Omnimedia — CEO & President
You know, it is still really early. I hesitate to even get into this because card sales do not really ramp up until after Halloween, and the 10 days that are crucial are Black Friday through about the 10th of December. That is when the vast majority of card sales take place.
That said, we saw some nice numbers for our Halloween cards, and we are seeing a nice ramp-up of this. Obviously starting from scratch. But the day-by-day increases are looking good.
We are — look, we will know a lot more about this business after we get through this first round, but I think we are very bullish on this digital photo arena because we know we can make a difference in it in our designs and our formats. We have already introduced a few new templates that are clearly going to be popular. And I think year by year, that business is going to build significantly. It is a very high-margin business too.
Michael Meltz - Bear Stearns — Analyst
Okay. Thank you.
Operator
Thank you. That does conclude today’s teleconference. And have a wonderful day.